EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of UDR, Inc. and in the related Prospectuses of our reports dated February 27, 2012, with respect to the consolidated financial statements and schedule of UDR, Inc., and the effectiveness of internal control over financial reporting of UDR, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011:

Registration
Statement Number	Description

333-129743	Form S-3, pertaining to the registration of 11,000,000 shares of Common Stock, including rights to purchase Series C Junior Participating Redeemable Preferred Stock, issuable under the Company’s Dividend Reinvestment and Stock Purchase Plan.

333-176616	Form S-3, Shelf Registration Statement, pertaining to the registration of an indeterminate amount of Common Stock, Preferred Stock, Debt Securities, Guarantees of Debt Securities, Warrants, Subscription Rights, Purchase Contracts and Purchase Units.

333-167270	Form S-3, pertaining to the registration of 3,882,187 shares of Common Stock.

333-160180	Form S-8, pertaining to the Company’s 1999 Long-Term Incentive Plan.
/s/ Ernst & Young LLP
Denver, Colorado
February 27, 2012